                                                                 Exhibit (a)(2)

                       NATIONAL SERVICE INDUSTRIES, INC.

                           ELECTION TO TENDER OPTIONS
                       PURSUANT TO THE OFFER TO PURCHASE,
                              DATED APRIL 25, 2003


TO:      National Service Industries, Inc.
         Suite 200
         1420 Peachtree Street
         Atlanta, Georgia 30309
         Attention: Ken Piehl, Senior Vice President -
                    Administration, National Linen Service

         I have received and read the Offer to Purchase, dated April 25, 2003, and this Election to Tender Options (the "election form" which, together with the Offer to Purchase, as they may be amended from time to time, constitutes the "offer"). All terms used in this election form but not defined shall have the meaning ascribed to them in the Offer to Purchase.

         I understand and acknowledge that:

- Subject to the terms and conditions of the offer, I may tender my options to NSI for a cash payment (minus tax withholding) described in the Offer to Purchase prior to the expiration of the offer at noon, Eastern Daylight Time, May 23, 2003.

- NSI's acceptance of the options that I have tendered pursuant to the offer will constitute a binding agreement between NSI and me upon the terms and subject to the conditions of the offer. Upon NSI's acceptance of the options that I have tendered pursuant to the offer, the options shall be purchased and cancelled, and I shall have no right to purchase stock under the terms and conditions of such options after the date of NSI's acceptance.

- I have certain rights pursuant to the terms and conditions of the offer to withdraw any options that I tender.

- Under the circumstances set forth in the offer, NSI may terminate or amend the offer and postpone its purchase and cancellation of my tendered options.

- The cash payment will be made to me for my properly tendered options that have not been properly withdrawn promptly following the acceptance by NSI upon the expiration of the offer and the satisfaction of all of the conditions to the offer.

- The cash payment will represent ordinary income, and the amount of the cash payment actually delivered to me will reflect required tax withholdings by NSI.

- NSI has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

         If you wish to tender any or all of your options, check the appropriate boxes on page 3 and sign and date page 4 of this election form, then detach and return those pages to the following address no later than the expiration date:

                       National Service Industries, Inc.
                                   Suite 200
                             1420 Peachtree Street
                             Atlanta, Georgia 30309
                 Attention: Ken Piehl, Senior Vice President -
                    Administration, National Linen Service

                             (404) 853-6165 (phone)
                           (404) 853-6227 (facsimile)

         Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this election form, to Ken Piehl at the above address and telephone number. The method by which you deliver any required document is at your option and risk, and the delivery will be made only when actually received by NSI, including by means of hand delivery to Ken Piehl at the above address. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration date.


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
                           ELECTION TO TENDER OPTIONS

                           BY [INSERT EMPLOYEE NAME]

         According to the records of NSI, the following option grants have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed below or the amount of options outstanding, please contact Ken Piehl at (404) 853-6165.

         To tender a particular grant, check the box in column F. If no indication is given in either column F or G with respect to a particular grant, the grant will be deemed to be tendered pursuant to the offer.

        A                B               C               D               E                F               G

                                                                                                    I DO NOT WISH
                                                                                      I HEREBY      TO TENDER THE
                                    TOTAL NUMBER                                     TENDER THE       FOLLOWING
                      EXERCISE           OF         CASH PAYMENT                      FOLLOWING         OPTION
                      PRICE OF      OUTSTANDING         PER                         OPTION GRANTS       GRANTS
     DATE OF          OPTIONS         OPTIONS          OPTION       TOTAL CASH          (2)              (2)
     OPTION          SUBJECT TO      SUBJECT TO      SUBJECT TO     PAYMENT PER       (CHECK           (CHECK
      GRANT            GRANT         GRANT (1)         GRANT          GRANT             HERE)           HERE)



         (1) Represents the total number of shares for which the option grant remains outstanding (i.e., the total number of shares for which the option has not been exercised). For each grant you specify, you must tender all outstanding options subject to that grant. Partial tenders of a given grant will not be accepted.

         (2) Please check the box in column F next to each grant that you elect to tender. Check the box in column G next to grants that you do not elect to tender.

         By signing and returning this election form, I represent and warrant to NSI that:

- I have full power and authority to tender the foregoing for purchase and cancellation and that, when and to the extent such options are accepted by NSI, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such options will not be subject to any adverse claims.

- Upon request, I will execute and deliver any additional documents deemed by NSI to be necessary or desirable to complete the purchase and cancellation of the options that I am tendering.



                                            Date:                       , 2003
---------------------------------------          -----------------------
Signature of Holder


This election form must be signed by the holder of the options. NSI will not accept any alternative, conditional or contingent elections.


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